UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 15, 2005

Date of Report (date of earliest event reported)

Commission File Number 000-29367

VantageMed Corporation

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	68-0383530 (I.R.S. Employer Identification No.)

11060 White Rock Road, Suite 210, Rancho Cordova, California 95670

(916) 638-4744

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Item 1.01 — Entry Into a Material Definitive Agreement

                On March 15, 2005 we entered into a Stock Purchase Agreement  in connection with the completion of a $5.0 million private placement of 5,376,344 shares of common stock priced at $0.93 per share.  Special Situations Fund, the lead investor, and S Squared Technology purchased 90 percent of the shares, with members of VantageMed’s management team, including named executive officers Steven Curd, Richard Altinger, Ernest Chastain and Philip Ranger, and director David Philipp, purchasing an aggregate of 10 percent of the shares.  The investors in the transaction also received warrants to purchase an aggregate of 1,075,269 shares of common stock priced at $1.30 per share, and warrants to purchase an aggregate of 1,075,269 shares of common stock priced at $1.55 per share.  Each investor also entered into a registration rights agreement with VantageMed that requires us to file a registration statement with the Securities and Exchange Commission covering the resale of the shares.  Merriman Curhan Ford & Co. acted as sole placement agent for this transaction.  A copy of the purchase agreement is attached as Exhibit 10.1 and a copy of the registration rights agreement is attached as Exhibit 10.2.  The form of warrant documents are attached as Exhibits 10.3 and 10.4.

Item 3.02 — Unregistered Sales of Equity Securities

                On March 15, 2005, we completed the private placement of 5,376,344 shares of our common stock to 2 institutional investors and certain members of our management team and a member of our Board of Directors.  The aggregate offering price was $5,000,000.  We paid to Merriman Curhan Ford & Co, as placement agent, a commission of $350,000 (equal to 7% of the aggregate offering price) plus $35,000 in expenses.  Merriman also received an additional 451,613 warrants to purchase common stock as part of this fee arrangement.

Item 8.01 — Other Events

On March 15, 2005, VantageMed Corporation issued a press release announcing the completion of a $5.0 million private placement of 5,376,344 shares of common stock.  A copy of our press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits

(c)          Exhibits

Exhibit 10.1 — Purchase Agreement dated March 15, 2005 between VantageMed Corporation and Investors.
Exhibit 10.2 — Registration Rights Agreement dated March 15, 2005 between VantageMed Corporation and Investors.
Exhibit 10.3 — Form of VantageMed Corporation Series A Warrant dated March 15, 2005 to Investors.
Exhibit 10.4 — Form of VantageMed Corporation Series B Warrant dated March 15, 2005 to Investors.
Exhibit 99.1 — Press Release dated March 15, 2005 announcing $5.0 million in private equity financing.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange act of 1934, VantageMed Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VANTAGEMED CORPORATION

By: /s/ Philip Ranger
Dated: March 18, 2005	Philip Ranger
Chief Financial Officer